UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 16, 2008

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-02217 (Commission File Number)	58-0628465 (IRS Employer Identification No.)

One Coca-Cola Plaza Atlanta, Georgia (Address of principal executive offices)	30313 (Zip Code)

Registrant's telephone number, including area code: (404) 676-2121

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On February 21, 2008, the Board of Directors of The Coca-Cola Company (the “Company”) adopted The Coca-Cola Company 2008 Stock Option Plan (the “2008 Plan”) and directed that it be submitted to the shareowners of the Company for approval at the 2008 Annual Meeting of Shareowners.  The 2008 Plan became effective on April 16, 2008, when it was approved by the shareowners of the Company at the Annual Meeting of Shareowners.

The 2008 Plan will be administered by the Compensation Committee of the Board of Directors, which is comprised of entirely independent Directors.  A maximum of 140,000,000 shares of Common Stock (subject to adjustment as described in the 2008 Plan) may be issued pursuant to nonqualified stock options and incentive stock options granted under the 2008 Plan.  Options may be granted to any officer, including officers who are Directors of the Company, and to other key employees of the Company and its Majority-Owned Related Companies (as defined in the 2008 Plan).  Approximately 4,600 employees, including executive officers, currently may be considered for awards.  The option price shall be no less than 100% of the fair market value of the Common Stock on the date the option is granted and the duration of an option may be no later than ten years from the date of grant.  Fair market value for purposes of the 2008 Plan is the average of the high and low market price of the Common Stock as reported on the New York Stock Exchange Composite Transactions listing on the date of grant.  The Compensation Committee has full and final authority, in its discretion, to select the key employees who would be granted stock options and to determine the number of shares subject to each option, the duration of each option and the terms and conditions of each option granted.

 The foregoing description of the 2008 Plan is qualified in its entirety by reference to the 2008 Plan, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is hereby incorporated by reference.

Item 9.01.                                Financial Statements and Exhibits.

10.1	The Coca-Cola Company 2008 Stock Option Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE COCA-COLA COMPANY (REGISTRANT)
Date: April 22, 2008	By: /s/ Harry L. Anderson Harry L. Anderson Vice President and Controller

EXHIBIT INDEX

Exhibit No.	Exhibit
10.1	The Coca-Cola Company 2008 Stock Option Plan